Exhibit 14B

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this combined Proxy Statement/Prospectus constituting parts of the Registration Statement on Form N-14 of our report dated May 19, 2009, relating to the financial statements and financial highlights which appears in the March 31, 2009 Annual Report to Shareholders of Legg Mason Classic Valuation Fund (one of the portfolios comprising Legg Mason Light Street Trust, Inc.), which is also incorporated by reference into this Registration Statement. We also consent to the reference to us under the heading “Representations and Warranties” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

August 21, 2009